August 6, 2013

LIPOSCIENCE REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS

Second Quarter 2013 NMR LipoProfile® Test Volumes Up 7.5% from 2012 Period

Second Quarter 2013 Revenue within Guidance Range at $13.3 Million Down 4.2% from 2012 Period

Company Revises Revenue Guidance for Calendar Year 2013 to Between $52 and $54 Million

AACE Endorses Measurements of LDL-P Number by NMR for CVD Management in Patients with Diabetes

RALEIGH, N.C., August 6, 2013 - LipoScience, Inc. (Nasdaq: LPDX), a diagnostic company pioneering a new field of personalized NMR diagnostics to advance the quality of patient care, today announced its financial results for the second quarter ended June 30, 2013.

Second Quarter Results

During the second quarter of 2013, clinicians ordered approximately 529,000 NMR LipoProfile® tests, representing an increase of 7.5% over the second quarter of 2012. Total revenue was $13.3 million for the second quarter of 2013, a decline of 4.2% compared to the second quarter of 2012.

“While we increased the number of NMR LipoProfile test ordered by clinicians, we are not experiencing increased unit volumes in line with the expansion of our sales organization. We are taking proactive steps to address these issues including increased sales training and strengthened territory management. We are also seeking to broaden access by increasing the number of labs that offer the NMR LipoProfile test” said Bob Greczyn, Interim President and Chief Executive Officer. “For the second quarter of 2013, we had an average number of 54 trained sales representatives in the field covering 25 states, compared to an average number of 48 trained sales representatives during the first quarter of this year. With a new training class currently underway, we expect to meet our goal of 70 sales representatives by year-end 2013. We expect our recently hired reps will have a positive impact on our test volume principally in 2014.”

“There is general pressure from public and private payors with regards to diagnostic test volumes and pricing” said Mr. Greczyn. “We continue to meet frequently with payors to update them on recent publications and changes in guidelines and recommendations from professional medical societies, with an objective of achieving more widespread coverage for the test.”

“We are also educating more physicians on the value of measuring lipoprotein particles by NMR as a tool for cardiovascular disease (CVD) management and other metabolic conditions,” added Mr. Greczyn. “In the second quarter, we presented data from several clinical studies at scientific meetings, including the National Lipid Association (NLA) Annual Scientific Sessions in Las Vegas and the 73rd Scientific Sessions of the American Diabetes Association (ADA) in Chicago. At the ADA meeting, researchers from LipoScience made a poster presentation of data supporting the performance of our research version of an NMR-based diabetes risk index to stratify a patient's risk of developing Type 2 diabetes, so that high-risk patients may receive the benefit of more timely and focused clinical interventions intended to slow or prevent the progression to diabetes. Additionally, last month we received a significant endorsement by the American Association of Clinical Endocrinologists (AACE), highlighting the importance of measuring low-density lipoprotein particles by NMR as part of a management strategy to reduce the risk of CVD in patients with diabetes. We believe this clinical data and new tests in development will continue to build clinical support and recognition for the NMR LipoProfile test.”

Additional Second Quarter Operating Results

For the second quarter ended June 30, 2013, gross profit was $10.7 million compared to $11.2 million in the second quarter of the prior year, a decrease of 4.6%. Gross margin for the second quarter of 2013 was 80.3%, as compared to 80.7% for the second quarter of 2012.

The overall average selling price of NMR LipoProfile tests decreased 9.4% to $24.20 for the second quarter of 2013, compared to $26.72 for the prior year quarter. The decline was primarily the result of certain reductions in price for some clinical laboratory customers based on their achievement of higher test volumes consistent with our contractual agreements, reductions in Medicare reimbursement rates for NMR LipoProfile tests, and the continuing shift in channel mix toward high-volume clinical laboratory customers who pay a lower price per test. The percentage of total NMR LipoProfile tests sold through the Company's direct distribution channel, through which clinicians ordered the test directly from LipoScience, decreased from 5.0% for the second quarter of 2012 to 2.7% for the second quarter of 2013. This continued shift reflects the Company's strategy of accelerating the adoption of the NMR LipoProfile test through clinical diagnostic laboratories, which are expected to result in fewer tests ordered through direct channels and an overall decrease in average selling price.

During the second quarter of 2013, sales and marketing expenses of $6.8 million were up 29.0% compared to $5.3 million in the prior year quarter. The increase was primarily driven by an increase of $1.3 million in compensation and benefit costs, training and other related expenses as a result of the expansion of the Company's sales organization. The total number of sales and marketing employees increased to 103 at June 30, 2013 compared to 72 at the end of the prior year quarter. Sales and marketing expenses represented 51.1% of total revenues for the second quarter of 2013 compared to 37.9% in the second quarter of 2012. The Company expects sales and marketing costs to increase, both in absolute dollars as well as in percentage of total revenues, as sales force expansion continues, the Company's geographic presence is expanded, and marketing and medical education efforts to drive awareness and adoption of the NMR LipoProfile test continues.

For the second quarter of 2013, research and development expenses of $3.1 million increased by 13.9% as compared to $2.7 million during the prior year quarter primarily due to higher consulting fees for external research and development studies in support for the Company's publication efforts and higher salaries and benefits due to increased headcount within its research and development function. As a percentage of total revenues, research and development expenses increased to 23.4% for the second quarter of 2013, compared to 19.7% for the second quarter of 2012. The Company expects overall research and development expenses to continue to increase in absolute dollars as it begins the development of additional in vitro diagnostic assay candidates that can be performed using the Vantera system.

General and administrative expenses in the second quarter of 2013 were $2.8 million compared to $2.8 million in the second quarter of 2012. General and administrative expenses represented 20.8% of total revenues for the second quarter of 2013 compared to 20.2% in the second quarter of 2012. General and administrative expenses are expected to increase, primarily due to the impact of the medical device tax enacted in 2013 and costs associated with operating as a public company.

Net loss for the second quarter of 2013 was $2.4 million compared to net income of $0.3 million in the prior year quarter.

As of June 30, 2013, LipoScience had approximately $54.2 million of cash and cash equivalents and $15.8 million of long-term debt.

Full Year 2013 Revenue Outlook

Based on information available as of August 6, 2013, the Company has revised its revenue guidance for the full year 2013 to between $52 and $54 million as compared to the previous revenue guidance range of $54 to $56 million.

Conference Call Information

LipoScience management will host a conference call today at 8:30 a.m. EDT to discuss the second quarter 2013 financial results. To participate in the call, please dial (877) 303-2523 (U.S. and Canada) or (253) 237-1755 (international). A live webcast will be available on the Investor Relations section of the corporate website at http://investor.liposcience.com.

A replay of the conference call will be available beginning August 6, 2013 at 12:30 p.m. EDT and ending on August 18, 2013 by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international), Conference ID Number: 23455013. A replay of the webcast will be available on the corporate website for two weeks, through August 18, 2013.

About LipoScience, Inc.
LipoScience, Inc. is pioneering a new field of personalized diagnostics based on nuclear magnetic resonance (NMR) technology. The company's first proprietary diagnostic test, the NMR LipoProfile® test, measures the number of low-density lipoprotein particles (LDL-P) in a blood sample and provides physicians and their patients with actionable information to personalize management of risk for heart disease. To date, over 10 million NMR LipoProfile tests have been ordered. LipoScience's automated clinical analyzer, Vantera®, has been cleared by the U.S. Food and Drug Administration (FDA). It requires no previous knowledge of NMR technology to operate and has been designed to dramatically simplify complex technology through ease of use and walk-away automation. The Vantera Clinical Analyzer will be placed with national and regional clinical laboratories.
LipoScience is driving NMR diagnostics toward becoming a clinical standard of care by decentralizing its technology and expanding its menu of personalized diagnostic tests to address a broad range of cardiovascular, metabolic and other diseases. For further information on LipoScience, please visit www.liposcience.com and www.theparticletest.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements related to the Company's plans, objectives, expectations (financial and otherwise) or intentions. These forward-looking statements include statements about the Company's expectations regarding financial results for the full year of 2013, the expansion of the Company's sales force and commercial organization, the Company's plans for the Vantera system and its expectations about deploying it on-site in third-party clinical diagnostic laboratories and research institutions, the receptivity of third parties to use the NMR LipoProfile test based on the endorsement or validation of the NMR LipoProfile test or the Vantera system by other institutions, the size of the market for the Company's NMR LipoProfile test and its ability to increase and sustain demand for the NMR LipoProfile test, as well as the Company's plans for future diagnostic tests. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include, but are not limited to:

•	The Company's ability to achieve greater market acceptance of its NMR LipoProfile test and any future tests that it may develop;

•	The Company's reliance on a relatively small number of clinical diagnostic laboratories for a significant percentage of its NMR LipoProfile test sales;

•	The receptiveness of third-party laboratories with respect to the placement of Vantera systems at their facilities;

•	The Company's ability to expand its sales and marketing capabilities in order to increase demand for the NMR LipoProfile test;

•	The Company's ability to compete with other diagnostic testing methods that may be more widely accepted;

•	The Company's ability to secure regulatory clearance by the FDA of its HDL-P test and other non-cleared portions of the NMR LipoProfile test;

•	The Company's ability to develop new assays that leverage its NMR-based technology;

•	The Company's ability to secure reimbursement for its proprietary tests from additional third-party payors;

•	The Company's ability to shift a greater proportion of its sales toward clinical laboratory customers to accelerate the adoption of the NMR LipoProfile test; and

•	The effect of economic or regulatory changes on the Company's diagnostic test volumes and its business.

These forward-looking statements are based on information available to LipoScience, Inc. as of the date of this release and speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Additional risks, uncertainties, and other information that could affect the Company's business and operating results are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and the other filings it makes with the SEC from time to time. Additional information will also set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 to be filed with the Securities and Exchange Commission.

Contact

Investor Relations:
ICR, Inc.
Bob Yedid
Managing Director
(646) 277-1250
bob.yedid@icrinc.com

LipoScience, Inc.
Tori Hall
tori.hall@liposcience.com
(919) 256-1046

LipoScience, Inc.
Balance Sheets
(in thousands, except share and per share data)

	June 30, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$54,246	$24,768
Accounts receivable, net	6,849	5,149
Inventories	250	125
Prepaid expenses and other	875	719
Total current assets	62,220	30,761
Property and equipment, net	12,125	11,493
Other noncurrent assets:
Restricted cash	501	1,505
Intangible assets, net of accumulated amortization of $156 and $147 at June 30, 2013 and December 31, 2012, respectively	739	637
Deferred financing costs	83	100
Deferred offering costs	—	3,151
Other assets	68	32
Total other noncurrent assets	1,391	5,425
Total assets	$75,736	$47,679
Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,193	$1,003
Accrued expenses	3,459	5,349
Revolving line of credit	—	5,000
Current maturities of long-term debt	2,411	—
Total current liabilities	7,063	11,352
Long-term liabilities:
Long-term debt, less current maturities	13,349	15,708
Preferred stock warrant liability	—	412
Other long-term liabilities	2,536	2,462
Total liabilities	22,948	29,934
Redeemable Convertible Preferred Stock:
Series D, D-1, E and F Redeemable Convertible Preferred Stock, par value $.001; 15,216,336 shares designated and 11,205,672 issued and outstanding at December 31, 2012; aggregate liquidation preference of $51,695	—	57,301
Total Redeemable Convertible Preferred Stock	—	57,301
Stockholders’ equity (deficit):
Series A, A-1, B, B-1, C and C-1 Convertible Preferred Stock, par value $.001; 3,428,677 shares designated and 1,687,010 shares issued and outstanding at December 31, 2012; aggregate liquidation preference of $7,472	—	1
Common stock, $.001 par value; 75,000,000 and 90,000,000 shares authorized at June 30, 2013 and December 31, 2012, respectively; 14,721,527 and 1,894,277 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	15	2
Additional paid-in capital	106,058	8,434
Accumulated deficit	(53,285)	(47,993)
Total stockholders’ equity (deficit)	52,788	(39,556)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$75,736	$47,679

LipoScience, Inc.
Statements of Comprehensive (Loss) Income
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)
Revenues	$13,311	$13,894	$26,927	$27,677
Cost of revenues	2,616	2,677	5,466	4,995
Gross profit	10,695	11,217	21,461	22,682
Operating expenses:
Research and development	3,118	2,738	6,250	4,885
Sales and marketing	6,802	5,273	13,461	10,838
General and administrative	2,770	2,804	6,077	5,054
Loss on disposal of long-lived assets	—	30	—	30
Total operating expenses	12,690	10,845	25,788	20,807
(Loss) income from operations	(1,995)	372	(4,327)	1,875
Other expense:
Interest income	26	3	47	5
Interest expense	(468)	(122)	(998)	(229)
Other (expense) income	(7)	16	(14)	(113)
Total other expense	(449)	(103)	(965)	(337)
Net (loss) income	(2,444)	269	(5,292)	1,538
Undistributed earnings allocated to participating preferred stockholders	—	(215)	—	(1,236)
Net (loss) income attributable to common stockholders—basic	(2,444)	54	(5,292)	302
Undistributed earnings re-allocated to common stockholders	—	27	—	173
Net (loss) income attributable to common stockholders—diluted	$(2,444)	$81	$(5,292)	$475
Net (loss) income per share attributable to common stockholders—basic	$(0.17)	$0.03	$(0.36)	$0.18
Net (loss) income per share attributable to common stockholders—diluted	$(0.17)	$0.03	$(0.36)	$0.15
Weighted average shares used to compute basic net (loss) income per share attributable to common stockholders	14,670,779	1,703,485	14,670,779	1,703,485
Weighted average shares used to compute diluted net (loss) income per share attributable to common stockholders	14,670,779	2,957,904	14,670,779	3,119,432
Comprehensive (loss) income	(2,444)	269	(5,292)	1,538

LipoScience, Inc.
Statements of Cash Flows
(in thousands)

	Six Months Ended June 30,
	2013	2012
	(unaudited)
Operating activities
Net (loss) income	$(5,292)	$1,538
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	775	679
Amortization of deferred financing costs	18	—
Amortization of debt discount	52	—
Stock-based compensation expense	552	617
Fair value remeasurement of preferred stock warrant liability	(2)	105
Loss on disposal of long-lived assets	—	30
Changes in operating assets and liabilities:
Accounts receivable, net	(1,700)	(1,230)
Inventories	(125)	—
Prepaid expenses and other	(156)	42
Accounts payable, accrued expenses and other current liabilities	(1,057)	(875)
Other non-current assets	(36)	—
Other long-term liabilities	126	571
Net cash (used in) provided by operating activities	(6,845)	1,477
Investing activities
Purchases of property and equipment	(1,920)	(2,983)
Capitalized patent and trademark costs	(80)	(35)
Net cash used in investing activities	(2,000)	(3,018)
Financing activities
Payments on revolving line of credit	(5,000)	—
Payments of Series F redeemable convertible preferred stock accrued dividends	(5,200)	—
Payments on long-term debt	—	(1,000)
Changes in restricted cash for operating lease	1,004	(1)
Changes in deferred financing costs	(6)	—
Deferred offering costs	—	(644)
Issuance cost of common stock	(4,443)	—
Proceeds from line of credit	—	3,500
Proceeds from issuance of common stock	51,750	—
Proceeds from exercise of stock options and warrants	218	36
Net cash provided by financing activities	38,323	1,891
Net increase in cash and cash equivalents	29,478	350
Cash and cash equivalents at beginning of period	24,768	12,483
Cash and cash equivalents at end of period	$54,246	$12,833
Supplemental disclosure of cash flow information
Cash paid for interest	$708	$185